                                                                 EXHIBIT (12)(B)

                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                ($ IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------
                                                   1996       1995      1994      1993      1992
                                                  -------     -----     -----     -----     -----
Income (loss) before income taxes and
  minority interest............................   $(1,298)    $   2     $ (10)    $(233)    $ 267
Less: Equity in income (loss) of 50 percent or
  less owned affiliates........................         9         3        (2)       (3)       (1)
Add: Combined fixed charges and preferred
  dividends....................................       557       378       287       258       240
                                                  -------     -----     -----     -----     -----
Earnings as adjusted...........................   $  (750)    $ 377     $ 279     $  28     $ 508
                                                  =======     =====     =====     =====     =====
Combined fixed charges and preferred dividends:
     Interest expense..........................   $   456     $ 236     $ 134     $ 164     $ 169
     Rental expense............................        28        18        21        22        31
     Pre-tax earnings required to cover
       preferred dividend requirements (b).....        73       124       132        72        40
                                                  -------     -----     -----     -----     -----
Total combined fixed charges and
  preferred dividends..........................   $   557     $ 378     $ 287     $ 258     $ 240
                                                  =======     =====     =====     =====     =====
Ratio of earnings to combined fixed charges and
  preferred dividends..........................        (a)       (a)       (a)       (a)     2.12x
                                                  =======     =====     =====     =====     =====

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(a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for 1996, 1995, 1994 and 1993 would be $1,307 million, $1 million, $8 million, and $230 million, respectively.

(b) Dividend requirement divided by 100% minus the effective income tax rate or the statutory rate, whichever is more appropriate.